Exhibit 99.1

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL HOLDINGS, INC., ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION AND

CLOSING OF INITIAL PUBLIC OFFERING

PITTSBURGH — May 14, 2013 — TriState Capital Holdings, Inc. (“TriState Capital”), the holding company for TriState Capital Bank, today announced the closing of its initial public offering of 5,700,000 shares of common stock, including 5,500,000 primary shares of common stock.

The company also announced that the underwriters of its initial public offering exercised their full option to purchase an additional 855,000 shares of common stock from TriState Capital at a price of $11.50 per share, less applicable underwriting discounts. This sale of shares of common stock pursuant to the over-allotment option also closed today.

Collectively, a total of 6,555,000 shares of TriState Capital common stock were publicly offered and sold in the offering at a price of $11.50 per share, less applicable underwriting discounts.

The common stock, listed on the NASDAQ Global Select Market, began trading on May 9, 2013, under the symbol “TSC.” A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective by the SEC on May 8, 2013.

Stephens Inc., Keefe, Bruyette & Woods, A Stifel Company, and Baird are serving as joint bookrunning managers, and Macquarie Capital is serving as co-manager for the offering. The offering will be made only by means of a prospectus. Copies may be obtained from Stephens Inc., Attention: Prospectus Department, 111 Center Street, Little Rock, AR 72201, by telephone at 1-501-377-2130 or by email at prospectus@stephens.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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ABOUT TRISTATE CAPITAL:

TriState Capital Holdings, Inc., is the registered bank holding company for TriState Capital Bank, a commercial bank serving middle-market businesses, professionals and high-net-worth individuals. Headquartered in Pittsburgh, Pa., TriState Capital has representative offices in Philadelphia, Cleveland, Princeton, N.J., and New York City, and serves private banking clients nationwide. Established in 2007, TriState Capital had assets of approximately $2.1 billion as of March 31, 2013. For more information, please visit www.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS:

This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see prospectus filed as part of a Registration Statement on Form S-1.

MEDIA CONTACTS:

Jack Horner

267-932-8760, ext. 302

412-600-2295 (mobile)

jack@hornercom.com

Mike Gross

267-932-8760, ext. 310

856-628-6169 (mobile)

mike@hornercom.com